                                                                      EXHIBIT 99

                       MONSANTO COMPANY AND SUBSIDIARIES
                       ---------------------------------
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

                                                                              Year Ended December 31,
                                                                   ----------------------------------------------
                                                                   1996      1995       1994      1993      1992
                                                                   ----     ------     ------     -----     -----
Income (loss) from continuing operations before
  provision for income taxes....................................   $540<F*> $1,087<F*> $  895<F*> $ 729<F*> $(174)<F*>

    Add

        Fixed charges...........................................    232        245        182       184       231

        Less capitalized interest...............................    (14)       (11)       (10)      (12)      (16)

        Dividends from affiliated companies.....................     14          9          2         5         5

    Less equity income (add equity loss) of
      affiliated companies......................................     24        (17)       (21)      (20)       (1)
                                                                   ----     ------     ------     -----     -----

            Income as adjusted..................................   $796     $1,313     $1,048     $ 886     $  45
                                                                   ====     ======     ======     =====     =====

Fixed charges

    Interest expense............................................   $171     $  190     $  131     $ 129     $ 169

    Capitalized interest........................................     14         11         10        12        16

    Portion of rents representative of interest
      factor....................................................     47         44         41        43        46
                                                                   ----     ------     ------     -----     -----

            Fixed charges.......................................   $232     $  245     $  182     $ 184     $ 231
                                                                   ====     ======     ======     =====     =====

Ratio of earnings to fixed charges..............................   3.43       5.36       5.76      4.82      0.19
                                                                   ====     ======     ======     =====     =====

<F*> The ratio of earnings to fixed charges was significantly affected by restructuring and other unusual items of $716 million and $699 million in 1996 and 1992, respectively. Excluding these restructurings and other unusual items, the ratio of earnings to fixed charges would have been 6.52 and 3.22 for those years, respectively. The effect of restructuring and other unusual items for the years 1993, 1994, and 1995 did not significantly affect the ratio.

                                       26